Exhibit 99.1

FOR IMMEDIATE RELEASE:

For Media Inquiries:	Brad E. Schwartz, Executive vice president, COO & CFO
(757) 389-5111

Monarch Financial Announces Strong Loan Growth

And Third Quarter Financial Performance

CHESAPEAKE, Va., October 19, 2007—Monarch Financial Holdings, Inc. (Nasdaq: MNRK), the financial holding company for Monarch Bank, today announced their quarterly financial results. “This has been an exciting year of growth for Monarch. During 2007 we undertook two major initiatives that we believe will create long-term shareholder value, even though they have impacted our current earnings. We launched OBX Bank in the Outer Banks of North Carolina in May and are building a great client base and reputation. Our biggest news for 2007 was the launch of Monarch Mortgage under the leadership of Ted Yoder and Will Morrison. As a result we now have an outstanding company with an experienced and proven leadership team and are positioned to take advantage of the market as it improves. We are pleased to have ended the recent litigation related to our mortgage expansion, and are also glad to have the startup and legal costs behind us,” stated William ‘Tree’ Rountree, President and Chief Executive Officer. “Our banking business continues to perform extremely well with loan growth remaining very strong, and with the opening of two new banking offices in 2007. Loan quality remains exceptional, despite an overall slowing in the residential construction and development markets.”

At September 30, 2007 total assets were $462.1 million, up $72.0 million or 18.5% from $390.1 million at September 30, 2006. Total loans increased at an even greater rate to $392.5 million, up $79.7 million or 25.5% year over year. Total deposits were $365.3 million, up $59.0 million or 19.3% over previous year levels. Demand deposits, our lowest cost funding source, grew 23.5% with total demand deposits now representing 21.8% of total deposits.

Asset quality remains excellent. During the third quarter of 2007 two small commercial client relationships were charged off, with some recovery expected in future periods from an SBA guarantee and asset sales. There were also two small loans with matured notes over 90 days past due on September 30, 2007 that were reported as non-performing loans. Both of these loans are now current and performing.

Monarch’s residential and commercial construction clients are among the strongest and most experienced in the business. Their strength coupled with our strict underwriting and minimal spec housing limits should protect us in the current slowing housing market. We have one of the best builder portfolios in our marketplace thanks to the expertise of our real estate lending team. The Hampton Roads housing market remains one of the top-rated markets in the country due to the diverse mix of military, private and public employers.

Monarch Mortgage has grown to six offices with locations in Chesapeake, Norfolk and Virginia Beach as well as our newly opened offices in Rockville, Annapolis and College Park, Maryland. Our mortgage expansion occurred at a volatile time for the credit and mortgage markets, as qualifications for mortgage applicants tightened and jumbo and other mortgage products were not available. When combined with a slowing housing market, this made our ramp-up to profitability slower than anticipated. Our goal is to build a premier mortgage company that fully complements our banking segment and interest rate risk profile. Monarch Mortgage is focused on the retail A-paper mortgage market and does not participate in the sub-prime mortgage market. Monarch does not hold any sub-prime or Alt-A mortgage loans or related securities.

The Company’s capital position remains strong with shareholders’ equity growing to $35.3 million at September 30, 2007, which represented 7.6% of total assets. Monarch Bank remains “Well Capitalized”, the highest rating of capital strength by regulatory standards. During the quarter Monarch repurchased 103,837 shares of its common stock in the open market at an average split-adjusted price of $12.73, and also announced a 6-for-5 stock split, which was effected as a 20% stock dividend on the record date of October 10, 2007.

Monarch reported net income of $313,461 for the third quarter of 2007 compared to $952,600 in 2006. The primary reason for the decline in earnings was related to the startup of mortgage operations and legal costs. Earnings were also impacted by strong loan growth, with a large provision for loan losses of $384,518 during the third quarter compared to $207,100 for the same period in 2006.

For the year net income was $2,027,044 compared to $2,609,902 for the same nine month period of 2006. The year-to-date annualized return on average assets (ROA) was 0.68%, and the annualized return on average equity (ROE) was 7.64%. Quarterly basic earnings per share were $0.07 and year-to-date basic earnings per share were $0.42, both down from the previous year.

Net interest income for the first nine months of 2007 grew 14.9% or $1.5 million compared to the same nine-month period in 2006 due to growth in balances. The net interest margin for the third quarter and the first nine months of 2007 was 4.17% and 4.34% respectively, a slight decline led primarily by increases in funding costs.

Non-interest income more than doubled increasing 160.0% from the same period in 2006, fueled by increased production in mortgage originations, investment and insurance revenues from Virginia Asset Group, Monarch’s investment subsidiary, and income growth from bank deposit fees. Non-interest expense grew 85.2%, with the majority of the increase related to the expansion of Monarch Mortgage. Operating expenses were also greater due to opening a new retail banking office in Virginia Beach, the opening of our first OBX Bank office, and the hiring of additional bankers and other critical staffing positions. Legal expenses related to the recent litigation at Monarch Mortgage totaled $126,000.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (www.monarchbank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Consolidated Balance Sheets

Monarch Financial Holdings, Inc. and Subsidiaries

(In thousands)

Unaudited

	September
	2007	2006
ASSETS:
Cash and due from banks	$9,881	$8,018
Interest bearing bank balances	5,899	1,840
Federal funds sold	299	876

Investment securities:
Securities available for sale	8,395	13,651
Securities held to maturity	12,086	33,568

Total investment securities	20,481	47,219

Mortgages held for sale	9,341	3,043

Loans	392,550	312,836
Less allowance for loan losses	(3,732)	(3,157)

Net loans	388,818	309,679

Bank premises and equipment	9,549	6,077
Restricted equity securities	4,330	3,383
Bank owned life insurance	6,484	6,235
Intangible Assets	1,995	—
Accrued interest receivable and other assets	5,071	3,684

Total assets	$462,148	$390,054

LIABILITIES:
Demand deposits—non-interest bearing	$69,697	$56,160
Demand deposits—interest bearing	9,968	8,349
Money market deposits	142,789	167,219
Savings deposits	5,629	6,978
Time deposits	137,175	67,524

Total deposits	365,258	306,230

FHLB borrowings	49,900	39,900
Trust preferred subordinated debt	10,000	10,000
Accrued interest payable and other liabilities	1,669	1,083

Total liabilities	426,827	357,213

MINORITY INTERESTS IN SUBSIDIARY	58	—

SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, 2,000,000 shares authorized, none issued	—	—
Common stock, $5 par, 20,000,000 shares authorized, issued 4,797,947 shares outstanding at September 30, 2007 and 4,788,658 shares outstanding at September 30, 2006	23,990	23,943
Capital in excess of par value	5,032	5,793
Retained earnings	6,289	3,245
Accumulated other comprehensive loss	(48)	(140)

Total shareholders’ equity	35,263	32,841

Total liabilities and shareholders’ equity	$462,148	$390,054

Consolidated Statements of Income

Monarch Financial Holdings, Inc. and Subsidiaries

Unaudited

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
INTEREST INCOME:
Interest on federal funds sold	$6,873	$113,646	$18,522	$202,934
Interest on other bank accounts	22,992	168,935	57,283	303,085
Dividends on restricted securities	43,916	41,125	121,513	86,793
Interest & dividends on investment securities:
Taxable	135,815	212,516	444,404	572,596
Interest and fees on loans	7,804,504	6,257,226	21,811,033	16,964,484

Total interest income	8,014,100	6,793,448	22,452,755	18,129,892

INTEREST EXPENSE:
Interest on deposits	3,351,765	2,751,774	9,067,897	7,184,722
Interest on trust preferred subordinated debt	173,963	178,432	525,668	178,432
Interest on other borrowings	397,875	152,320	950,887	406,056

Total interest expense	3,923,603	3,082,526	10,544,452	7,769,210

NET INTEREST INCOME	4,090,497	3,710,922	11,908,303	10,360,682
PROVISION FOR LOAN LOSSES	384,518	207,100	643,518	482,244

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,705,979	3,503,822	11,264,785	9,878,438

NON-INTEREST INCOME:
Service charges on deposit accounts	288,825	247,756	835,129	668,601
Mortgage banking income	1,567,605	512,329	2,626,483	1,686,552
Investment and insurance commissions	257,155	12,539	772,325	48,173
Other income	91,916	75,773	258,997	199,171

Total non-interest income	2,205,501	848,397	4,492,934	2,602,497

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,715,722	1,753,487	8,182,312	5,084,959
Occupancy and equipment	564,742	384,825	1,447,986	1,098,912
Data processing	158,329	154,682	465,155	411,947
Other expenses	996,640	642,375	2,599,965	2,002,492

Total non-interest expense	5,435,433	2,935,369	12,695,418	8,598,310

INCOME BEFORE TAXES AND MINORITY INTERESTS	476,047	1,416,850	3,062,301	3,882,625

MINORITY INTEREST IN SUBSIDIARY’S INCOME	(38,296)	—	(91,720)	—

NET INCOME BEFORE TAXES	437,751	1,416,850	2,970,581	3,882,625
Income tax provision	124,290	464,250	943,537	1,272,723

NET INCOME	$313,461	$952,600	$2,027,044	$2,609,902

NET INCOME PER COMMON SHARE:
Basic	$0.07	$0.20	$0.42	$0.55
Diluted	$0.06	$0.18	$0.40	$0.52

Financial Highlights

Monarch Financial Holdings, Inc. and Subsidiaries

	(Unaudited)			(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended September 30			Nine Months Ended September 30
	2007	2006	Change	2007	2006	Change
EARNINGS
Interest income	$8,014	$6,793	18.0%	$22,452	$18,130	23.8%
Interest expense	3,924	3,082	27.3	10,544	7,769	35.7
Net interest income	4,090	3,711	10.2	11,908	10,361	14.9
Provision for loan losses	385	207	86.0	644	482	33.6
Noninterest income	2,205	848	160.0	4,493	2,602	72.7
Noninterest expense	5,435	2,935	85.2	12,695	8,598	47.7
Pre-tax net income	475	1,417	(66.5)	3,062	3,883	(21.1)
Minority interest in net income	38	0	100.0	92	0	100.0
Income taxes	124	464	(73.3)	943	1,273	(25.9)
Net income	313	953	(67.2)	2,027	2,610	(22.3)

PER COMMON SHARE
Earnings per share—basic	$0.07	$0.20	(65.0)%	$0.42	$0.55	(23.6)%
Earnings per share—diluted	0.06	0.18	(66.7)	0.40	0.52	(23.1)
Book value				7.35	6.86	7.1
Closing market price (adjusted)				13.08	15.42	(15.2)

FINANCIAL RATIOS
Return on average assets	0.29%	1.04%	(72.1)%	0.68%	1.03%	(34.0)%
Return on average shareholders’ equity	3.47	11.73	(70.4)	7.64	11.17	(31.6)
Average equity to average assets	8.37	8.86	(5.5)	8.99	9.21	(2.4)
Net interest margin (FTE)	4.17	4.32	(3.5)	4.34	4.36	(0.5)
Non-interest revenue/Total revenue	21.6	11.1	94.6	16.7	12.6	32.5

PERIOD END BALANCES
Investment securities				$20,481	$47,219	(56.6)%
Total loans				392,550	312,836	25.5
Interest-earning assets				439,384	375,432	17.0
Assets				462,148	390,054	18.5
Total deposits				365,258	306,230	19.3
Other borrowings				59,900	49,900	20.0
Shareholders’ equity				35,263	32,841	7.4

AVERAGE BALANCES
Total loans	$373,660	$300,094	24.5%	$350,244	$285,774	22.6%
Interest-earning assets	398,270	349,303	14.0	375,430	325,982	15.2
Assets	426,976	364,619	17.1	396,372	339,332	16.8
Total deposits	350,142	308,019	13.7	325,623	290,466	12.1
Other borrowings	38,777	22,592	71.6	33,225	16,251	104.4
Shareholders’ equity	35,756	32,248	10.9	35,549	31,248	13.8

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$3,494	$2,949	18.5%	$3,235	$2,685	20.5%
Provision for loan losses	385	207	86.0	644	482	33.6
Charge-offs	148	0	100.0	148	13	1038.5
Recoveries	1	1	0.0	1	3	(66.7)
Ending balance	3,732	3,157	18.2	3,732	3,157	18.2

ASSET QUALITY RATIOS
Nonperforming loans to total loans				0.08%	0.22%	(63.6)%
Allowance for loan losses to total loans				0.95	1.01	(5.8)
Allowance for loan losses to nonperforming loans				1,192.00	450.00	164.9
Charge-off loans to average loans				0.04	0.00	828.9

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due				313	702	(55.4)%
Nonaccrual				0	0	0.0
OREO				0	0	0.0

Nonperforming assets				313	702	(55.4)%

bp—Change is measured as difference in basis points.